EXHIBIT 10.17



          ADOPTED BY THE COMPENSATION COMMITTEE - SEPTEMBER 24, 2007


       WHEREAS, General Employment Enterprises, Inc. (the "Corporation") maintains the General Employment Enterprises, Inc. Executive Retirement Plan (the "Plan") for the benefit of the Corporation's eligible executive employees;

       WHEREAS, the American Jobs Creation Act of 2004 added a new Section 409A to the Internal Revenue Code, which requires this Corporation to amend the Plan;

       WHEREAS, Section 9.01 of the Plan gives the Board of Directors of the Corporation the authority to act on behalf of the Corporation to amend the Plan; and

       WHEREAS, the Corporation now considers it necessary and desirable to amend the Plan to provide for the termination of the Plan and the immediate distribution of all Plan participants' account balances upon a change in control of the Corporation;

       NOW, THEREFORE, IT IS RESOLVED, that the Plan be and hereby is amended, effective immediately and notwithstanding anything in the Plan to the contrary, to provide that, contemporaneous with a change in control event (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Plan be terminated and all account balances be immediately distributed to the Plan participants in single lump sum payments, regardless of any participant's previous distribution election.

       IT IS FURTHER RESOLVED, that the proper officers of the Corporation be, and they hereby are, individually and collectively authorized, empowered and directed to do all acts and things that they may deem necessary or appropriate to carry out the foregoing resolutions.